UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 16, 2011

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 21, 2011, Metalico, Inc. (the "Company") hired Kenneth P. Mueller as Senior Vice President and Chief Operating Officer of Ferrous and Nonferrous Scrap Metal Recycling and entered into an employment agreement with him. The agreement has a three-year term and expires February 21, 2014.

The agreement provides for minimum annual compensation and eligibility to receive annual performance bonuses in a combination of cash payments and option grants. A salary of $300,000 is specified for the first year of the employment term and thereafter increases each year by a percentage equal to the increase in the Consumer Price Index over the previous year, provided that such increases cannot be more than 3.5%. His salary may be reduced by the Company if a salary reduction is imposed by the Company generally on a group-wide basis as a result of financial difficulty, in which case he will be subject to the same salary reduction as other employees of the Company within the identified group. The actual amount of any annual bonus, within a range of 20% to 60% of his annual salary, will be determined based upon Mr. Mueller’s performance and the Company's performance. The Company will also provide Mr. Mueller with a $500,000 life insurance policy and a monthly car allowance. He is also entitled to reimbursement for his relocation and home search expenses as he moves to the Ohio Valley region to assume his position and temporary living expenses until he relocates permanently. Mr. Mueller was granted 20,000 options at an exercise price of $5.50 per share and rights to twelve consecutive quarterly grants of 4,000 shares of the Company’s common stock commencing May 21, 2011.

If Mr. Mueller’s employment is terminated on account of death or disability, he is entitled to no further compensation or benefits other than those earned through the month in which such termination occurs. If his employment is terminated by the Company for cause or if he terminates his own employment for any reason other than for good reason, he is entitled to no further compensation or benefits other than those earned through the date of termination. If his employment is terminated for any reason other than for cause, death or disability, if it is terminated in connection with, upon, or within one year after a change in control, or if he terminates his own employment for good reason, the Company will provide, as severance benefits, payment of 100% of the executive’s base salary at the rate in effect on the date of termination, continuation of health and medical benefits and life insurance for the twelve-month period following such termination, and immediate vesting of any unvested options. All unvested options vest upon a change in control regardless of whether a termination occurs.

The employment agreement contains confidentiality restrictions applicable during and after the period of employment, and non-competition and non-solicitation provisions during the period of employment and for a variable period following termination up to a maximum period of three years.

A copy of the employment agreement is attached hereto as Exhibit 10.14 and is incorporated herein by reference.

Item 8.01 Other Events.

On February 16, 2011, the Company announced the hiring of Kenneth P. Mueller as Senior Vice President and Chief Operating Officer of Ferrous and Nonferrous Scrap Metal Recycling. The Company also announced the naming of Michael J. Drury, an Executive Vice President, as Chief Operating Officer Platinum Group Metals ("PGM’s") and Lead Fabricating divisions. The Company’s press release about the announcements is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On February 18, 2011, the Company announced the purchase of approximately 44 acres of improved property in Hamburg and Blasdell, New York, near Buffalo, including a 177,500-square-foot building. The Company plans to install a 80" by 104" scrap metal shredder on the site, suitable for processing 100 to 120 tons per hour of shreddable scrap. The Company’s press release about the announcement and its plans is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Ex. 10.14 Employment Agreement dated as of February 11, 2011 effective February 21, 2011 between Metalico, Inc. and Kenneth P. Mueller.

Ex. 99.1 Press Release issued February 16, 2011.

Ex. 99.2 Press Release issued February 18, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

February 22, 2011	By:	/s/ Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.14	Employment Agreement dated as of February 11, 2011 effective February 21, 2011 between Metalico, Inc. and Kenneth P. Mueller
99.1	Press Release issued February 16, 2011
99.2	Press Release issued February 18, 2011